Exhibit h.18.a

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

This Amendment No. 1 (the “Amendment”) is effective as of October 1, 2021 and amends the Participation Agreement dated October 1, 2021, (the “Agreement”) by and among the Virtus Variable Insurance Funds (each the “Trust”), VP Distributors, LLC (the “Distributor”) and Brighthouse Life Insurance Company (the “Company”, or “Brighthouse”) on its own behalf and on behalf of each of its separate accounts (“Accounts”) (collectively, the “Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning described to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, the Accounts invest in shares of certain of the funds (“Fund” or “Funds”) that constitute separate portfolios of the Trust and that serve as funding vehicles for Brighthouse, on behalf of the Accounts, that issue variable annuity and/or life insurance contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of Brighthouse (the “Contract Owners”);

WHEREAS, the Trust maintains on its books and records one or more account(s) that hold and record ownership of shares of the Funds;

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Rule 30e-1 under the 1940 Act requires each Fund to deliver copies of its shareholder reports to the Accounts as the record owners of shares of such Funds;

WHEREAS, Rule 30e-2 under the 1940 Act requires the Accounts to deliver such Fund shareholder reports to Contract Owners; and

WHEREAS, the Parties desire to supplement and amend the Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the 1940 Act, as amended from time to time, to permit (i) the Trust to no longer deliver copies of Fund shareholder reports to the Accounts as would otherwise be required by Rule 30e-1, and (ii) the Accounts to deliver Fund shareholder reports to Contract Owners using the “notice and access” provisions of Rule 30e-3 rather than the delivery methods that would otherwise be required by Rule 30e-2.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and considerations set forth herein, and to other good and valuable consideration, the Parties agree to supplement and amend the Agreement as follows:

1.	Maintaining Website; Posting and Availability of Fund Shareholder Reports and Other Required Materials. Brighthouse shall be responsible for and shall fulfill the website posting and other applicable requirements and obligations of the Accounts specified in Rule 30e- 3(b). Without limiting the generality of the foregoing:

a.	The Trust shall, no later than five (5) days before a Report is required to be posted to the Specified Website (as defined below), provide Brighthouse with the following materials relating to each Fund so that Brighthouse can post the materials to a Brighthouse website address (the “Specified Website”). The Specified Website shall be publicly accessible and the Required Materials (as defined below) posted on the Specified Website shall be free of charge and shall include: (i) Current Report to Shareholders; (ii) Prior Report to Shareholders; (iii) Complete Portfolio Holdings From Reports Containing a Summary Schedule of Investments; and (iv) Portfolio Holdings For Most Recent First and Third Fiscal Quarters (as such documents are specified in paragraphs i through iv of Section 30e-3(b)) (such documents collectively, and together with any additional or alternative documents that may be required by any amendments to Rule 30e-3, the “Required Materials”);

b.	The Trust shall ensure that the Required Materials provided to Brighthouse are in a format, or formats, that are convenient for both reading online and printing on paper (in accordance with Rule 30e-3 (b)(3));

c.	Brighthouse shall ensure that persons accessing the Required Materials are able to permanently retain, free of charge, an electronic version of the Required Materials in a format, or formats, that meet the conditions stated above in Section 2(b) (in accordance with Rule 30e-3(b)(4));

d.	In order for Brighthouse to ensure that the Required Materials are kept current (up- to-date) and posted for the duration or period required by Rule 30e-3, the Trust shall promptly provide to Brighthouse any amendments to the Required Materials;

e.	Brighthouse shall make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (b)(5) of Rule 30e-3, which shall constitute compliance with subsections (a) through (d) of this Section 2 of this Amendment (for the avoidance of doubt, for this purpose, the “Company” referred to in said paragraph (b)(5) of Rule 30e-3 means Brighthouse on behalf of the Accounts).

2.	Content of Required Materials. The Trust shall be responsible for the content of the Required Materials as posted on the Specified Website, including, but not limited to, the accuracy and completeness of the Required Materials. Without limiting the generality of the foregoing in any manner and without in any way changing the current obligations of the Trust under the Agreement, the Trust shall be responsible for ensuring that the Required Materials to be posted to the Specified Website:

a.	Meet the applicable standards of the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

b.	Do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Specified Website, Notice, and Paper Delivery

a.	The Specified Website is as identified in Schedule B hereto, as it may be changed by Brighthouse from time to time in its sole discretion.

b.	Paper Notice to Contract Owners. Brighthouse shall be responsible for providing the paper notice to its Contract Owners in accordance with paragraphs (c) and (d) of Rule 30e-3 (“Notice”).

c.	Delivery of Paper Copy Upon “Ad Hoc” Request. Brighthouse shall be responsible for fulfilling ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3.

d.	Investor Elections to Receive Future Fund Reports in Paper. Brighthouse shall be responsible for fulfilling Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3.

e.	Expenses. The Trust shall bear the expenses for the cost of printing and distribution of Required Materials and Notice.

4.	Indemnification. The Trust and Distributor specifically agree to indemnify and hold harmless Brighthouse and its officers, directors, employees and agents (“Indemnified Parties”) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against any of the Indemnified Parties as a result of (i) any failure or alleged failure by the Trust to provide Required Materials in a timely fashion as required by this Amendment, or (ii) any failure or alleged failure to fulfill any of their other duties and responsibilities under this Amendment. For the avoidance of doubt, this indemnification shall be in addition to and not in lieu of the indemnification provided for in the Agreement. The Parties hereto agree that all other provisions of the Agreement, as amended, shall apply to the terms of this Amendment as applicable.

5.	This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 and any interpretations of Rule 30e-3 by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Amendment to the Agreement as of the date first above written.

BRIGHTHOUSE LIFE INSURANCE COMPANY (on behalf of itself and each Account)

(“Brighthouse”)

By:	/s/ Jason Frain
Name:	Jason Frain
Title:	Vice President
Date:	10/06/2021

VIRTUS VARIABLE INSURANCE FUNDS
(the “Trust”)

By:	/s/ Heidi Griswold
Name:	Heidi Griswold
Title:	Vice President, Mutual Fund Services
Date:	10/01/2021

VP DISTRIBUTORS, LLC
(the “Distributor”)

By:	/s/ Heidi Griswold
Name:	Heidi Griswold
Title:	Vice President, Mutual Fund Services
Date:	10/01/2021

SCHEDULE B

Specified Website:

https://dfinview.com/BHF/TAHD/BHF